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EXHIBIT 21.1 - SUBSIDIARIES

ROWE COMMUNICATIONS, LTD.
1673 Richmond Street
London, Ontario

CORPORATE SUBSCRIPTION SERVICES, INC.
85 Chestnut Ridge Road
Montvale, NJ 07645

INTERNATIONAL SUBSCRIPTION AGENCIES, PTY. LTD.
41 Sherwood Road, Second Floor
Toowong Brisbane QLD 4066

ROWECOM GLOBAL, LTD.
The Financial Services Centre
P.O. Box 111
Bishop's Court Hill
St. Michael
Barbados, West Indies

ROWECOM GLOBAL HOLDINGS, LTD.
c/o Abacus Trust and Management Services Limited
Unit 18, Mill Mall
Wickham's Cay
P.O. Box 3339
Road Town, Tortola
British Virgin Islands

ROWECOM CANADA, ULC
P.O. Box 2382
London, Ontario N6A 5A7

ROWECOM FRANCE, S.A.R.L.
Rue de la Prairie - Villebon sur Yvette
91121 Palaiseau Cedex - France

ROWECOM UK, LTD.
Folkestone, UK

ROWECOM ESPANA, S.L.
Parq. Europolis - Edif. Santander -  Calle I - Nave, 6 y 8
28230 las Rozas (Madrid) Espana

LAVERTON HOLDING B.V.
Amsteldijk 166
1079 LH Amsterdam Netherlands

DAWSON INC.
1001 W. Pines Road
Oregon, IL 61061-9570